FIRST AMENDMENT
                                       TO
                            SHAREHOLDERS AGREEMENT OF
                         C.R. RESORT ASSOCIATES LIMITED


     Reference is made to that certain "Shareholders Agreement of C.R. Resort Associates Limited", dated December 8, 1994, by and between El Cacique de Calzon de Pobre S.A. and Sonesta International Hotels Limited ("Shareholders Agreement"). This Agreement shall constitute the "First Amendment" to the Shareholders Agreement.

     For  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties agree as follows:

1. Defined Terms. Terms defined in the Shareholders Agreement which are used in this Agreement shall have the same meaning as under the Shareholders Agreement unless specifically indicated otherwise.

2. Cash Advances. The following paragraphs are hereby added to Section 4.01:

     Notwithstanding the foregoing, the parties acknowledge and agree that neither of them anticipates advancing more than $2,000,000 (U.S.) (in cash, as opposed to value of services rendered), in the aggregate (a total of $4,000,000), in connection with (A) subsections (i) and (ii) of the preceding paragraph in this Section 4.01, (B) establishing and administering the Venture, (C) performing and completing the action steps described in subsections (a) - (o) of Section 3.01, and (D) otherwise developing, constructing, and opening the Hotel Facilities. From and after January 1, 1996, the balance of any and all such advances shall be pursuant to a budget, in form, detail and amount satisfactory to each of the parties in its sole and absolute discretion (i.e. not subject to Article XVI), which budget shall be prepared by El Cacique and submitted to Sonesta for approval on or before _____________, 199_.

     Provided, further, and notwithstanding any other provision of this Shareholders Agreement or any other agreement to the contrary, Sonesta shall not be required to advance $1,000,000 (U.S.) of its (anticipated) $2,000,000 cash funding (as referenced above) until Sonesta is satisfied in its sole and absolute discretion (not subject to Article XVI) that the Hotel will be completed and available for full business operation with at least 39 Villa units in the Rental Pool (156 keys).

     On or before the first funding of construction financing, but in no event prior to El Cacique's sale of 39 Villas, Sonesta shall provide to El Cacique a commercial letter of credit from United States Trust Company, Boston, Massachusetts, or another bank reasonably acceptable to El Cacique, which letter of credit ("Letter of Credit") shall

     (i)  be in the face amount of $1,000,000.00;

     (ii) be maintained in effect for successive terms of one year each, but shall by its terms expire and terminate no later than the earlier to occur of (A) completion of the Hotel Facilities (completion of the Hotel Facilities for these purposes being defined as the completion of construction and availability for full business operation of the core facility and 39 Villas (156 keys)), and (B) April 1, 1999;

     (iii)be reduced, dollar for dollar, to the extent of funding provided by Sonesta for Pre-Opening Expenses (as defined in Section 1.18 of the Management Agreement), and/or Working Capital (as defined in Section
          1.23 of the Management Agreement); provided, however, that Sonesta shall not be required to advance any such funding until the later of
          (A) six (6) months prior to the Commencement Date (as defined in the Management Agreement), and (B) when Sonesta is reasonably assured that the Hotel Facilities will be completed according to (1) the Plans and the Supplemental Plans, and (2) the agreed upon Budget (referenced in Section 4 below); and

     (iv) subject to subsections (i), (ii), and (iii), above, the Letter of Credit will be in such form as the Bank (as defined in Section 6 below) may reasonably require as a condition to providing construction and/or permanent financing to the Venture.

     Any and all costs and expenses incurred in obtaining and maintaining the Letter of Credit shall be borne by the Venture.

     Should the parties agree to develop Hotel Facilities not contemplated in the agreed upon Budget (referenced in Section 4 below), and as a consequence additional cash is required of the Venturers--in excess of the $4,000,000.00 referenced above--in order to complete the Hotel Facilities, the parties shall discuss how such additional Hotel Facilities shall be paid for, it being understood that in no event shall Sonesta be required to advance more than $2,000,000 of cash to the Venture in developing the Hotel Facilities, or otherwise.

3. FF&E Budget. Sonesta and Sonesta International Hotels Corporation shall jointly and severally, guaranty that the budget agreed upon by El Cacique and Sonesta for furnishings, fixtures and equipment ("FF&E") to be purchased for and installed in the core facility of the Hotel Facilities will be substantially complete and will not be exceeded. Any costs and expenses of purchasing said FF&E, transporting it to the Site, and installing it in the Hotel Facilities, that exceed the agreed upon budget shall be the responsibility of Sonesta and/or Sonesta International Hotels Corporation. The parties agree that the FF&E budget shall include an appropriate contingency. The guaranty obligations of Sonesta and Sonesta International


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



Hotels Corporation under this Section are subject to the force majeure provisions of Section 18.13 of the Shareholders Agreement, which provisions shall be deemed to include a party's failure to perform its obligations that results directly from the other party's (or its Affiliates') acts or omissions.

4. Construction Budget. The Venturers hereby reaffirm that construction of the Hotel Facilities shall not commence unless and until they have together agreed upon a "Budget" (as said term is used in that certain "Development and Construction Management Agreement", dated December 8, 1994, by and between Costa Rica Resort Associates S.A., as "Owner", and El Cacique. El Cacique, John Ryan and Michael Ryan shall jointly and severally, guaranty that the Budget agreed upon by Sonesta (acting on behalf of Costa Rica Resort Associates S.A.) and El Cacique will not be exceeded. Any costs and expenses of developing the Hotel Facilities that exceed the Budget shall be the responsibility of El Cacique, John Ryan and Michael Ryan. The guaranty obligations of El Cacique, John Ryan and Michael Ryan under this Section are subject to the force majeure provisions of Section 18.13 of the Shareholders Agreement, which provisions shall be deemed to include a party's failure to perform its obligations that results directly from the other party's (or its Affiliates') acts or omissions.

5. Number of Villas. Notwithstanding the references to "eighty (80)" or "80" Villas in the Recitals and in Section 13.03, the parties intend to create no more than seventy-two (72) Villas; provided, however, that if El Cacique establishes to Sonesta's reasonable satisfaction that the Site has been enlarged by an additional three (3) acres, references in the Shareholders Agreement to eighty (80) Villas shall remain unchanged.

6. Condominium Association. The condominium association referenced in subsection
3.01 (e) of the Shareholders Agreement shall be administed by Sonesta or one of its Affiliates after the Rental Pool has been established and the Hotel is in operation. Consistent with its administrative responsibilities, Sonesta shall
(i) seek to collect mortgage payments from Villa owners who financed the purchase of their Villas directly or indirectly through El Cacique (or one of its Affiliates) as a result of Villa end loan financing provided by Bank of Nova Scotia (or its Costa Rican affiliate) (the "Bank"); (ii) transmit the mortgage payments it collects to the Bank, as appropriate; and (iii) manage the Rental Pool.

7. Rental Pool Revenue. Reference is made to "Annex 1" to the form of "Villa Rental Pool Agreement" attached to the Shareholders Agreement as Exhibit 3.01
(g), and to Section 1.19 ("Rental Pool") of the Management Agreement. The percentages of "Rental Pool Revenues" distributable to Villa owners is five (5) percentage points higher under the Management Agreement than under "Annex 1", it being the intention of the parties that a corporation owned and controlled jointly by Sonesta International Hotels Corporation, or one of its Affiliates, on the one hand, and the individual guarantors referenced in the definition of "Guarantors" in the Shareholder Agreement, on the other hand, (the "Jointly Owned Corporation") would receive said five percent (5%) of Rental Pool Revenues as an administrative fee. If, however, El Cacique determines that all or any portion of said five percent (5%) of Rental Pool Revenues should be distributable to the Rental Pool in order to facilitate Villa sales, then only the portion of said five percent (5%) remaining, if any, shall be payable to the Jointly Owned Corporation.


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



8. Confirmation of Sonesta Expenses. Neither Sonesta nor its Affliates shall be required to advance any additional funds in connection with the Venture until El Cacique has verified that the expenses incurred by Sonesta to date in connection with the Venture, which are set forth on the attached "Schedule A", are appropriate Venture expenses; if El Cacique disputes that any of such expenses are appropriate Venture expenses, the parties shall discuss and resolve the issue and Sonesta shall have no further obligation until such resolution is received.

9. Option to Terminate/Additional Sonesta Right.

     A.   Section 12.01 is hereby deleted and replaced with the following:

          Section 12.01. Option to Terminate. If for any reason the Hotel has not commenced full business operation by October 1, 1999, and subject to Sonesta's rights under Section 12.02, then (a) Sonesta or El Cacique may terminate this Agreement, (b) if so terminated, Sonesta or El Cacique may cause the Venture to terminate the Management Agreement, the Development and Construction Management Agreement and the Development Services Agreement, and (c) upon such termination, neither party shall have further obligations to the other under this Agreement or under any of said Agreements (except any sums theretofore owing to Sonesta's Affiliate under the Development Services Agreement and to El Cacique under the Development and Construction Management Agreement, or owing to either of the parties as of the date of termination).

     B.   Section 12.02 is hereby amended as follows:

          (w) the date in subsection (i) is changed to March 1 1997, from April 1, 1995;

          (x) the date in subsection (ii) is changed to December 1 , 1997, from September 1, 1995;

          (y) the date in subsection (iii) is changed to October 1 1999, from December 31, 1996; and

          (z) the following shall be added to the sixth line of subsection 12.02, after the words "Purchase and Sale (Exhibit F),": the "First Amendment to Shareholders Agreement of C. R. Associates Limited (including without limitation for the Letter of Credit and Bank fees,".

          The exercise of Sonesta's termination rights under Section 12.02 is subject to its not being the cause that the actions described in subsections (i) - (iii) of Section 12.02 were not achieved by the stipulated dates; said dates shall be deemed to be extended to the extent of any delay caused by Sonesta.

10. EDSA. The following is hereby added to the Shareholders Agreement as Section 3.06:

          The parties agree that Edward D. Stone, Jr. and Associates, Planners and Landscape Architects ("EDSA"), or another landscape architect approved by


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



          Sonesta, shall be retained by the Venture to prepare concept drawings for Hotel landscaping and for the swimming pool. Further, the parties shall together discuss whether EDSA, or such other landscape architect, shall also be retained to prepare concept drawings for Villa landscaping.

11. Sonesta Mortgage/Security. It is the intention of the parties that the first mortgage in favor of Sonesta, referenced in Section 4.01 of the Shareholder Agreement, shall remain in place until the first mortgage in favor of the Bank is ready for filing; and that the Bank shall not file its first mortgage until just prior to the time it will make its first advance of construction loan proceeds. The parties shall from time to time, at Sonesta's request, increase the face amount of Sonesta's mortgage, or file additional mortgages, to secure cash advances made by Sonesta in excess of the initial $450,000.00. In the event that Sonesta is compelled to discharge its mortgage(s) for any reason, prior to the Bank's initial funding of construction loans proceeds, the further performance of Sonesta's obligations under the Shareholders Agreement, any agreement referenced as an Exhibit to the Shareholders Agreement, or any amendment (including this "First Amendment") to the Shareholders Agreement shall be deemed suspended until Sonesta has received and perfected such other security for its aggregate cash advances as it deems satisfactory.

12. Controlling Document. To the extent of any conflict between this "First Amendment", the Shareholders Agreement, or any other agreement between the parties, this First Amendment shall be deemed to control.

     In all other respects the Shareholders Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the undersigned set their hands and seals as of this ___ day of September, 1996.


El Cacique de Calzon de Pobre, S.A.      Sonesta International Hotels Limited
By: /S/                                  By: /S/
    -----------------------------------      ----------------------------------
    its duly authorized:                     its duly authorized:
                        ---------------                           --------------

     The undersigned Guarantors hereby enter into this Agreement in order to acknowledge their continuing guaranties under the Shareholders Agreement and this "First Amendment".

Extency Internacional S.A.             Sonesta  International Hotels Corporation


By: /S/                                 By: /S/
    ------------------------------      ----------------------------------
    its duly authorized:                its duly authorized:
                        ----------                           --------------


/S/
------------------
John Ryan

/S/
------------------
Michael Ryan


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